                                                                 EXHIBIT (g)(13)

                                  AMENDMENT TO
                      FUTURES AND OPTIONS ACCOUNT AGREEMENT
                                       AND
                 REGISTERED INVESTMENT COMPANY CUSTODY AGREEMENT

This Amendment  effective  November 30, 2006, shall serve as an amendment to the
Futures and Options  Account  Agreement,  dated November 21, 1995 and Registered
Investment  Company Custody Agreement dated February 6, 2006 by and between each of the American Century  Quantitative  Equity Funds,  severally and not jointly, listed on Schedule A (each hereinafter referred to in its individual capacity as
"Customer"), and GOLDMAN, SACHS & CO. ("Goldman").

The Schedule A to the Agreement shall be amended to add the following fund(s):

                         INTERNATIONAL CORE EQUITY FUND

IN WITNESS  WEHREOF,  each of the  undersigned  has caused this  Amendment to be executed in its name and on behalf by a duly authorized representative as of the aforementioned day and year.

Customer:         American Century Quantitative Equity Funds on behalf of each entity shown on Schedule A (each individually as Customer)

         By:     David H. Reinmiller
                 -------------------------------

         Title:   Vice President
                 -------------------------------

                               AMENDED SCHEDULE A

                            Dated: November 30, 2006

To Futures and Options  Account  Agreement dated November 21, 1995
To  Registered  Investment  Company  Custody  Agreement  dated  February 6, 2006
("RICC")

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS
------------------------------------------

Equity Growth Fund (157-35528)
Income and Growth Fund (157-35529)
Disciplined Growth Fund (157-26227)
Small Company Fund (157-51091)
Long-Short Equity Fund
NT Equity Growth Fund
NT Small Company Fund
International Core Equity Fund